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                                                                   Exhibit 3.1.1


                              ARTICLES OF AMENDMENT
                                       OF
                  SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                        MERISTAR HOSPITALITY CORPORATION

          MeriStar Hospitality Corporation, a Maryland corporation, having its principal office in the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:    Section I of Article V of the Corporation's Second Articles
of Amendment and Restatement (as amended, the "Charter") is hereby deleted in its entirety and substituted in lieu thereof with the following section:

SECTION 1: AUTHORIZED SHARES OF STOCK

          Authorized Shares. The total number of shares of stock of all classes that the Corporation has authority to issue is 200,000,000 shares, consisting of
(a) 100,000,000 shares of common stock, par value $0.01 per share, and (b) 100,000,000 shares of preferred stock, par value $0.01 per share, to be issued from time to time with such rights, preferences and priorities as the Board of Directors shall designate; provided that such preferred stock shall not be used for anti-takeover purposes and shall not have super-majority voting rights.

          SECOND:   These Articles of Amendment of the Charter as herein above set forth have been duly advised by the Corporation's board of directors and authorized and approved by the stockholders of the Corporation.

          THIRD:    The information required by subsection (b)(2)(i) of ss.2-607 of the Corporations and Associations Article of the Annotated Code of Maryland has not been changed by these Articles of Amendment to the Charter.

          FOURTH:   (a)  The total number of shares of stock of all classes
which the Corporation had authority to issue immediately prior to this amendment was 100,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $1,000,000.

                    (b) The total number of shares of all classes of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 100,000,000 shares of Common Stock, $0.01 par value per share and 100,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,000,000.

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          IN WITNESS WHEREOF, MeriStar Hospitality Corporation has caused these
Articles of Amendment of the Second Articles of Amendment and Restatement to be signed in its name and on its behalf by the Chairman of the Board and Chief Executive Officer and attested to by its Secretary on this _____ day of July, 2000, and its Chairman of the Board and Chief Executive Officer acknowledges that these Articles of Amendment of the Second Articles of Amendment and Restatement are the corporate act and deed of the Corporation and, under the penalties for perjury, that the matters and facts set forth herein are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                               MERISTAR HOSPITALITY CORPORATION



By:___________________________        By:__________________________________
   John Emery, Secretary                 Paul W. Whetsell, Chairman of the Board
                                          and Chief Executive Officer

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